UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):            April 11, 2007

Omtool, Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-22871	02-0447481
(Commission File Number)	(IRS Employer Identification No.)

6 Riverside Drive
Andover, MA	01810
(Address of Principal Executive Offices)	(Zip Code)

(978) 327-5700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

On April 11, 2007, Omtool, Ltd. (the “Company”) entered into a letter agreement (the “Agreement”) with Karen Cummings, Executive Vice President of Marketing of the Company, providing for severance payments and certain benefits upon a “qualified termination” of Ms. Cummings’s employment, provided that Ms. Cummings executes a separation agreement and general release in a form acceptable to the Company.  For purposes of the Agreement, a “qualified termination” means that Ms. Cummings’s employment is terminated by the Company without cause or by Ms. Cummings for good reason within the first twelve months after a change of control of the Company.

The Agreement provides that severance payments will be made for twelve months from the date of the qualified termination in equal monthly installments and at Ms. Cummings’s base salary rate in effect immediately prior to the qualified termination.  In addition to this severance obligation, if there is a qualified termination, the Company will also pay Ms. Cummings’s healthcare and dental insurance premiums (equal to the amounts it paid during Ms. Cummings’s employment) until the earlier of (a) 12 months from the date of the qualified termination, or (b) the date on which Ms. Cummings becomes ineligible to receive COBRA coverage.  As required by the Agreement, Ms. Cummings has entered into a Non-Competition and Non-Solicitation Agreement with the Company, the form of which is attached as Exhibit A to the Agreement.

The description of the Agreement contained in this Current Report on Form 8-K is qualified in its entirety by the text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Letter Agreement regarding Change of Control Severance Eligibility, dated April 11, 2007, by and among Omtool, Ltd. and Karen Cummings

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMTOOL, LTD.

Date: April 16, 2007
	By:	/s/ Daniel A. Coccoluto
	Name:	Daniel A. Coccoluto
	Title:	Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Letter Agreement regarding Change of Control Severance Eligibility, dated April 11, 2007, by and among Omtool, Ltd. and Karen Cummings